Exhibit 99.1

TETRA TECHNOLOGIES, INC. ANNOUNCES
FOURTH QUARTER AND TOTAL YEAR 2021 RESULTS AND
PROVIDES UPDATE ON LOW CARBON ENERGY INITIATIVES

    THE WOODLANDS, Texas, February 28, 2022 / PR Newswire / - TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE:TTI) today announced fourth quarter and full year 2021 results.

Fourth Quarter Results
Fourth quarter 2021 revenue of $113 million increased 19% from the third quarter of 2021 and 50% from the fourth quarter of 2020. Net loss before discontinued operations was $703,000, including the benefit of $4.6 million from the net gain on the sale of TETRA’s equity ownership in Standard Lithium Ltd. (“Standard Lithium”) and $3.2 million unrealized mark-to-market losses from TETRA’s equity ownership in CSI Compressco LP (“CSI Compressco”), and the impact of $891,000 of non-recurring expenses. This compares to a net loss before discontinued operations of $2.5 million in the third quarter of 2021, which included the benefit of $6.2 million of mark-to-market gains from TETRA’s equity ownership in Standard Lithium and CSI Compressco and the impact of $1.3 million of non-recurring credits, net of charges. Net loss per share from continuing operations in the fourth quarter was $0.01. Excluding the non-recurring expenses, adjusted net income per share from continuing operations was breakeven in the fourth quarter.

Adjusted EBITDA was $13.1 million, including the realized gain on the sale of TETRA’s equity ownership in Standard Lithium and the unrealized mark-to-market loss from TETRA’s equity ownership in CSI Compressco and excluding non-recurring items of $891,000. Excluding the realized and mark-to-market gains, adjusted EBITDA was up $2.8 million, or 32%, sequentially as the North American land market continued to improve and international offshore completion fluid sales delayed from the third quarter were delivered.

Brady Murphy, TETRA’s Chief Executive Officer, stated, “Our fourth quarter results reflect continued improvements in oil and gas market fundamentals as well as solid execution across all segments, despite significant ongoing inflationary pressures. The $113 million revenue is the highest in the last 7 quarters and only 15% below the pre-pandemic revenue of $133 million in the first quarter of 2020. The sequential revenue growth of 23% for Completion Fluids & Products reflects strong demand from previously announced project awards for deepwater Gulf of Mexico and international markets. The $53 million revenue for Water & Flowback Services is a significant recovery from the COVID-19 impact, down only $4 million, or 7%, from the pre-pandemic first quarter of 2020 even though the fourth quarter of 2021 U.S. rig count and active frac fleet count were down 29% and 36%, respectively, from the first quarter of 2020. This also reflects ongoing market share gains from our proprietary SandstormTM technology, integrated water management operations (where we attained another record high of 62 integrated projects for 31 different customers) and a leading oilfield services market position in produced water treatment and recycling (with over 1 billion gallons of produced water recycled in 2021).

“Despite the inflation and global logistic challenges that continue, we were able to generate over $13 million of adjusted EBITDA. Excluding the realized gain on the sale of our equity ownership in Standard Lithium and unrealized mark-to-market gains for our equity ownership in CSI Compressco, this is our highest adjusted EBITDA since the first quarter of 2020. Water & Flowback Services adjusted EBITDA margins of 12.9% are the highest since the third quarter of 2019, well before the pandemic, and were accomplished on 27% less revenue than in the third quarter of 2019.

“Our low carbon energy business initiatives continue to progress at a rapid pace. Since announcing our term sheet agreement with Eos Energy Enterprises, Inc. (“Eos”) for our PureFlowTM high purity zinc-bromide electrolyte in December 2021, we have executed a definitive long-term supply agreement and are supplying product to meet their growing energy storage production requirements. In addition, Standard Lithium reported a very favorable Preliminary Economic Assessment of the lithium underlying a large portion of our Arkansas leases on November 20, 2021, increasing their total inferred lithium carbonate equivalent (“LCE”) to 1.3 million tons with a pre-tax IRR of 40.5%, based on assumptions described in the report. We are currently drilling a well on our Arkansas leases, where TETRA retains 100% of the lithium rights, and expect to provide an inferred resources report in the second quarter for our current exploration target of 2.54 million to 8.58 million tons of bromine and exploration target of 85,000 to 286,000 tons of LCE. Finally, we reached a joint intellectual property agreement with CarbonFree on the application of our CO2 free calcium chloride proprietary production technology.

“We had cash flow from operations of $(5.8) million and $7.4 million of adjusted free cash flow from continuing operations in the fourth quarter. For the full year, we had $4.7 million of cash flow from operations and $9.3 million of adjusted free cash flow despite a $27 million increase in accounts receivables following a 50% year-over-year increase in fourth quarter revenue. As we have done in prior quarters, we again reduced long term debt, in the fourth quarter by $13.0 million, and improved our net leverage ratio to 2.7x at year-end 2021.

“Overall, I’m very optimistic for our future. Our two business segments are rapidly approaching pre-pandemic performance levels well ahead of the pre-pandemic activity levels. In just one year since announcing our low carbon energy initiatives, we are generating positive adjusted EBITDA with minimal capital investment and we expect significant growth from these opportunities in the coming years.”

This press release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”): Adjusted earnings per share from continuing operations, adjusted EBITDA, and adjusted EBITDA margin (Adjusted EBITDA as a percent of revenue) on consolidated and segment basis, adjusted income/(loss) from continuing operations, adjusted free cash flow from continuing operations, and net debt. Please see Schedules E through H for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures.

A summary of key financial metrics for the fourth quarter are as follows:

Fourth Quarter 2021 Results
	Three Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020
	(In Thousands, Except per Share Amounts)
Revenue	$113,148	$95,474	$75,458
Income (loss) before discontinued operations	(703)	2,495	(7,097)
Adjusted EBITDA before discontinued operations	13,074	15,022	11,001
GAAP EPS from continuing operations	(0.01)	0.02	(0.06)
Adjusted EPS from continuing operations	0.00	0.01	(0.03)
GAAP net cash provided by operating activities	(5,767)	2,817	12,085
Adjusted free cash flow from continuing operations	$7,425	$1,000	$15,585

Completion Fluids & Products revenue of $59.8 million in the fourth quarter was up 23% from the third quarter, with adjusted EBITDA margins of 28.1% - including the benefit of realized gains from the sale our equity holdings in Standard Lithium. The fourth quarter margins were negatively impacted by continued inflationary pressures in certain raw materials and logistics costs. Fourth quarter adjusted EBITDA includes $4.6 million from the net gain on the sale of TETRA’s equity ownership in Standard Lithium compared to $6.4 million of unrealized mark-to-mark gains in the third quarter from TETRA’s equity ownership in Standard Lithium. Excluding the realized and unrealized mark-to-market gains, Completion Fluids & Products adjusted EBITDA increased $1.5 million sequentially.

Water & Flowback Services fourth quarter revenue of $53.3 million in the fourth quarter of 2021 represented an increase of 14% from the third quarter of 2021 with income before taxes of $1.1 million. Adjusted EBITDA of $6.9 million (12.9% of revenue) increased 34% sequentially due to stronger North America TETRA SandStormTM activity in addition to stronger activity in most of the other regions. Adjusted EBITDA margins improved 200 basis points from the third quarter of 2021. We remain focused on getting our adjusted EBITDA margins to 15% in 2022 through a combination of price increases, digitization and deployment of differentiating technologies.

Cash from operating activities was a use of $5.8 million in the fourth quarter while adjusted free cash flow from continuing operations was $7.4 million, as the sale of the Standard Lithium shares generated cash of $17.6 million. This compares to $1.0 million of adjusted free cash flow from continuing operations in the third quarter of 2021.

Outstanding borrowings under TETRA’s term loan were reduced by over $57 million from $220 million on September 30, 2020, to $163 million as of December 31, 2021. The Company repaid the term loan by $13 million in the fourth quarter of 2021. Liquidity at the end of fourth quarter was $68 million. Liquidity is defined as unrestricted cash plus availability under the revolving credit facility. At the end of the fourth quarter unrestricted cash was $32 million and availability under our credit facility was $36 million. Total long-term debt was $152 million after the $13 million pay down in December, while net debt was $120 million.

TETRA reached agreement in February 2022 on an insurance claim for damage to one of its Louisiana facilities that is expected to result in a cash payment to TETRA of $3.75 million before the end of March 2022.

Non-recurring charges and expenses are reflected on Schedule E and include $546,000 adjustments to long-term incentives, appreciation right and stock warrant fair value adjustments, in addition to $345,000 of other expenses, net of recovery of prior year bad debt expenses recovered through bankruptcy proceedings.

Low Carbon Initiatives Update
The Company continues to make progress on our low carbon energy initiatives. The highlights are noted below.
During the fourth quarter TETRA announced a strategic agreement with Eos to supply TETRA’s high purity zinc bromine solution, TETRA PureFlowTM. TETRA’s first shipment to Eos was in the fourth quarter of 2021, with subsequent shipments beginning in the first quarter of 2022. The size of the shipments are expected to increase as Eos expands its production capacity to meet its growing backlog and significant amount of identified opportunities. Eos’ requirements under the supply agreement in the near-term will be met from TETRA’s current production capabilities at its West Memphis facility.

TETRA is currently in the process of drilling an exploratory brine well on TETRA’s dedicated acreage in the Smackover Formation in Arkansas. The results of the well, which is expected to be completed in March 2022, are expected to advance the Company’s exploration target of lithium assets of between 85,000 tons to 286,000 tons to more refined inferred resources targets. TETRA has the mineral rights to brine assets in Arkansas to approximately 31,000 net acres. TETRA has an option agreement with Standard Lithium for the lithium on approximately 27,000 acres with a 2.5% royalty to TETRA. Upon completion of the inferred resources target, TETRA intends to move towards a preliminary economic assessment (PEA) to determine the economics of developing TETRA’s 3,600 net acres for bromine to meet the Company’s growing zinc bromide opportunities and to meet the lithium battery market demands. The PEA is expected to be completed later this year, and once complete those results will be publicly communicated.

During the fourth quarter TETRA completed its previously announced $5 million convertible note investment in CarbonFree. This was an investment alongside other investors that provided CarbonFree the necessary capital to construct the first SkyCycleTM facility. TETRA has also reached agreement with CarbonFree on the potential use of a unique solution proposed by TETRA to produce low carbon calcium chloride to support its SkyCycleTM technology. CarbonFree is expected to further communicate progress on its plans to advance its SkyCycleTM technology.

Sharon McGee joined TETRA’s board of directors in the first quarter of 2022. Sharon brings to TETRA extensive lithium and bromine expertise and knowledge given her tenure at Albemarle.

Total Year Results
Total year revenue of $388 million increased 3% from 2020. Loss before discontinued operations improved from loss of $26.8 million in 2020 (inclusive of $12.7 million of unusual charges) to a loss of $16.8 million in 2021 (inclusive of $10.9 million of unusual charges). Adjusted EBITDA increased by $1 million on a revenue increase of $10.6 million. Adjusted EBITDA in 2021 was $50.1 million compared to $49.1 million in 2020, and adjusted EBITDA margins decreased 10 basis points to 12.9% from 13.0% in 2020.

A summary of key financial metrics for the full year are as follows:

	Twelve Months Ended
	December 31, 2021	December 31, 2020	Change	% Change
	(In Millions)
Revenue	$388.3	$377.7	$10.6	3%

Operating loss from continuing operations	$(14.7)	$(25.1)	$10.4	(41)%
% of revenue	(3.8)%	(6.6)%	2.8%
Adjusted EBITDA	$50.1	$49.1	$1.0	2%
Adjusted EBITDA margin	12.9%	13.0%	(0.1)%

Cash flow from operations (including discontinued operations)	$4.7	$76.9	$(72.2)	(94)%
Adjusted free cash flow from continuing operations	$9.3	$58.9	$(49.6)	(84)%

Net debt	$120.4	$132.6	$(12.2)	(9)%

Completion Fluids & Products total revenue for 2021 was $220 million with operating income of $55 million (25.0% of revenue) inclusive of $1.5 million of unusual charges. Adjusted EBITDA was $63 million (28.6% of revenue). Water & Flowback Services total revenue for 2021 was $169 million with operating loss of $11.1 million (7% of revenue) inclusive of $1.5 million of unusual charges. Adjusted EBITDA was $14.9 million (8.8% of revenue).

Conference Call
TETRA will host a conference call to discuss these results tomorrow, March 1, 2022, at 10:30 a.m. Eastern Time. The phone number for the call is 1-888-347-5303. The conference call will also be available by live audio webcast and may be accessed through the Company's investor relations website at http://ir.tetratec.com/events-and-webcasts. A replay of the conference call will be available at 1-877-344-7529 conference number 6113719, for one week following the conference call and the archived webcast will be available through the Company's website for thirty days following the conference call.

Investor Contact
For further information: Elijio Serrano, CFO, TETRA Technologies, Inc., The Woodlands, Texas, Phone: (281) 367-1983, www.tetratec.com

Financial Statements, Schedules and Non-GAAP Reconciliation Schedules (Unaudited)
Schedule A: Consolidated Income Statement

Schedule B: Condensed Consolidated Balance Sheet
Schedule C: Consolidated Statements of Cash Flows
Schedule D: Statement Regarding Use of Non-GAAP Financial Measures
Schedule E: Non-GAAP Reconciliation of Adjusted Income (Loss) From Continuing Operations
Schedule F: Non-GAAP Reconciliation of Adjusted EBITDA
Schedule G: Non-GAAP Reconciliation of Net Debt
Schedule H: Non-GAAP Reconciliation to Adjusted Free Cash Flow From Continuing Operations

Company Overview
TETRA Technologies, Inc. is an industrial and oil & gas products and services company operating on six continents focused on bromine-based completion fluids, calcium chloride, water management solutions, frac flowback and production well testing services. Calcium chloride is used in the oil and gas, industrial, agricultural, road, food and beverage markets. TETRA is evolving its business model by expanding into the low carbon energy markets with its chemistry expertise, key mineral acreage and global infrastructure. Recently announced initiatives include commercialization of TETRA PureFlowTM an ultra-pure zinc bromide for stationary batteries and energy storage; advancing an innovative carbon capture utilization and storage technology with CarbonFree to capture CO2 and mineralize emissions to make commercial, carbon-negative chemicals; and development of TETRA’s lithium and bromine mineral acreage to meet the growing demand for oil and gas products and energy storage. Visit the Company's website at www.tetratec.com.

Cautionary Statement Regarding Forward Looking Statements
This news release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “see,” “expectation,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning economic and operating conditions that are outside of our control, including statements concerning recovery of the oil and gas industry; customer delays for international completion fluids related to global shipping and logistics issues; potential revenue associated with prospective energy storage projects or our pending carbon capture partnership; exploration targets of lithium and bromine, the potential extraction of lithium and bromine from the leased acreage, the economic viability thereof, and the timing and costs of such activities; the ability to obtain an inferred resource report and preliminary economic assessment regarding our lithium and bromine acreage; statements regarding debt reduction, projections concerning the Company's business activities, financial guidance, estimated earnings, earnings per share, and statements regarding the Company's beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. The potential quantity and grade of the exploration targets included in this news release is conceptual in nature, there has been insufficient exploration to estimate a mineral resource, and it is uncertain if further exploration will result in the estimation of a mineral resource. The exploration targets expressed should not be misrepresented or misconstrued as an estimate of a mineral resource or mineral reserve. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Risk Factors” contained in the Company's Annual Reports on Form 10-K, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Schedule A: Consolidated Income Statement (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
	(In Thousands, Except per Share Amounts)
Revenues	$113,148	$95,474	$75,458	$388,272	$377,715

Cost of sales, services, and rentals	85,821	71,419	53,239	294,952	271,402
Depreciation, amortization, and accretion	8,007	8,308	9,280	33,502	38,214
Impairments and other charges	132	—	458	581	556
Total cost of revenues	93,960	79,727	62,977	329,035	310,172
Gross profit	19,188	15,747	12,481	59,237	67,543

General and administrative expense	18,972	18,714	16,363	75,049	76,697
Interest expense, net	4,004	4,083	4,692	16,377	18,926
(Gain) loss on sales of assets	(441)	—	18	(1,040)	(2,878)
Other income, net	(2,589)	(10,132)	(1,376)	(16,428)	(116)
Income (loss) before taxes and discontinued operations	(758)	3,082	(7,216)	(14,721)	(25,086)
Provision for income taxes	(55)	587	(119)	2,084	1,758
Income (loss) before discontinued operations	(703)	2,495	(7,097)	(16,805)	(26,844)
Discontinued operations:
Income (loss) from discontinued operations, net of taxes	(475)	18	(22,895)	120,407	(72,089)
Net income (loss)	(1,178)	2,513	(29,992)	103,602	(98,933)
Less: (income) loss attributable to noncontrolling interest(1)	37	—	14,957	(269)	47,790
Net income (loss) attributable to TETRA stockholders	$(1,141)	$2,513	$(15,035)	$103,333	$(51,143)

Diluted per share information:
Income (loss) from continuing operations	$(0.01)	$0.02	$(0.06)	$(0.13)	$(0.22)
Income (loss) from discontinued operations	$0.00	$0.00	$(0.06)	$0.95	$(0.19)
Net income (loss) attributable to TETRA stockholders	$(0.01)	$0.02	$(0.12)	$0.82	$(0.41)
Weighted average shares outstanding	126,938	128,694	125,976	126,602	125,838
(1)     (Income) loss attributable to noncontrolling interest includes (income) loss from discontinued operations, net of taxes of zero, zero and $14,941 for the three-month periods ended December 31, 2021, September 30, 2021 and December 31, 2020, respectively, and $(333) and $47,898 for the years ended December 31, 2021 and 2020, respectively.

Schedule B: Condensed Consolidated Balance Sheet (Unaudited)

	December 31, 2021	December 31, 2020
	(In Thousands)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$31,551	$67,252
Restricted cash	—	65
Trade accounts receivable	91,202	64,078
Inventories	69,098	76,658
Assets of discontinued operations	—	710,006
Prepaid expenses and other current assets	18,539	13,487
Total current assets	210,390	931,546
Property, plant, and equipment, net	88,976	96,856
Other intangibles, net	36,958	41,487
Operating lease right-of-use assets	36,973	43,448
Investments	11,233	2,675
Other assets	13,736	16,827
Total long-term assets	187,876	201,293
Total assets	$398,266	$1,132,839

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$37,943	$22,573
Compensation and employee benefits	20,811	14,336
Operating lease liabilities, current portion	8,108	8,795
Accrued taxes	7,085	4,323
Accrued liabilities and other	21,810	14,012
Liabilities of discontinued operations	1,385	734,039
Total current liabilities	97,142	798,078
Long-term debt, net	151,936	199,894
Operating lease liabilities	31,429	37,569
Asset retirement obligations	12,984	12,484
Deferred income taxes	1,669	1,942
Other liabilities	4,543	11,810
Total long-term liabilities	202,561	263,699
Commitments and contingencies
TETRA stockholders’ equity	99,704	(9,640)
Noncontrolling interests	(1,141)	80,702
Total equity	98,563	71,062
Total liabilities and equity	$398,266	$1,132,839

Schedule C: Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(In Thousands)
Operating activities:
Net income (loss)	$(1,178)	$(29,992)	$103,602	$(98,933)
Reconciliation of net income (loss) to net cash (used in) provided by operating activities:
Depreciation, amortization, and accretion	8,008	29,841	33,532	118,747
Gain on sale of CSI Compressco	437	—	(120,137)	—
Impairments and other charges	132	6,495	581	20,940
Realized and unrealized gain, net on CSI Compressco units and Standard Lithium shares	(1,449)	—	(13,252)	—
Equity-based compensation expense	1,053	1,769	4,664	6,616
(Recovery of) provision for doubtful accounts	(654)	6,857	(654)	6,857
Amortization and expense of financing costs and deferred financing gains	771	1,554	3,091	5,252
Debt-related expenses	—	115	—	4,892
Gain on sale of assets	(3)	(328)	(482)	(4,668)
Other non-cash charges and credits	(322)	(6,194)	(805)	(706)
Changes in operating assets and liabilities:
Accounts receivable	(12,549)	530	(27,795)	62,569
Inventories	2,938	5,203	5,387	16,983
Prepaid expenses and other current assets	(3,606)	2,588	(6,533)	1,672
Trade accounts payable and accrued expenses	1,775	(4,430)	27,006	(62,274)
Other	(1,120)	(1,923)	(3,548)	(1,035)
Net cash (used in) provided by operating activities	(5,767)	12,085	4,657	76,912
Investing activities:
Purchases of property, plant, and equipment, net	(5,913)	(7,375)	(20,533)	(29,386)
Purchase of CarbonFree convertible note	(5,000)	—	(5,000)	—
Proceeds on sale of investments	17,627	—	17,627	—
Proceeds on sale of property, plant, and equipment	671	11,464	1,687	36,168
Proceeds from insurance recoveries associated with damaged equipment	—	—	110	643
Other investing activities	(396)	(811)	934	(1,387)
Net cash provided by (used in) investing activities	6,989	3,278	(5,175)	6,038
Financing activities:
Proceeds from long-term debt	1,614	73,587	1,614	477,647
Principal payments on long-term debt	(13,000)	(78,908)	(50,477)	(487,574)
Distributions to CSI Compressco public unit holders	—	(312)	—	(1,244)
Financing costs and other financing activities	(12)	(2,220)	(1,191)	(6,458)
Net cash used in financing activities	(11,398)	(7,853)	(50,054)	(17,629)
Effect of exchange rate changes on cash	(136)	1,160	(1,771)	805
(Decrease) increase in cash and cash equivalents	(10,312)	8,670	(52,343)	66,126
Cash and cash equivalents and restricted cash at beginning of period	41,863	75,224	83,894	17,768
Cash and cash equivalents at beginning of period associated with discontinued operations	—	16,669	16,577	2,370
Cash and cash equivalents and restricted cash at beginning of period associated with continuing operations	41,863	58,555	67,317	15,398
Cash and cash equivalents and restricted cash at end of period	31,551	83,894	31,551	83,894
Cash and cash equivalents at end of period associated with discontinued operations	—	16,577	—	16,577
Cash and cash equivalents and restricted cash at end of period associated with continuing operations	$31,551	$67,317	$31,551	$67,317

Schedule D: Statement Regarding Use of Non-GAAP Financial Measures

    In addition to financial results determined in accordance with U.S. GAAP, this press release may include the following non-GAAP financial measures for the Company: adjusted earnings (loss) per share from continuing operations; consolidated and segment adjusted EBITDA; segment adjusted EBITDA as a percent of revenue (“Adjusted EBITDA margin”); adjusted income (loss) from continuing operations, adjusted free cash flow from continuing operations; and net debt. The following schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable U.S. GAAP measures. The non-GAAP financial measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with U.S. GAAP, as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

    Management believes that the exclusion of the special charges from the historical results of operations enables management to evaluate more effectively the Company’s operations over the prior periods and to identify operating trends that could be obscured by the excluded items.

    Adjusted income (loss) from continuing operations is defined as the Company’s income (loss) before noncontrolling interests and discontinued operations, excluding certain special or other charges (or credits), and including noncontrolling interest attributable to continued operations. Adjusted income (loss) from continuing operations is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

    Adjusted earnings (loss) per share from continuing operations is defined as the Company’s diluted earnings (loss) per share excluding certain special or other charges (or credits), discontinued operations and noncontrolling interest attributable to discontinued operations. Adjusted diluted earnings (loss) per share is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

    Adjusted EBITDA (and adjusted EBITDA as a percent of revenue) is defined as earnings before interest, taxes, depreciation, amortization, impairments and certain non-cash charges, non-recurring adjustments and discontinued operations. Adjusted EBITDA (and adjusted EBITDA margin) is used by management as a supplemental financial measure to assess the financial performance of the Company’s assets, without regard to financing methods, capital structure or historical cost basis and to assess the Company’s ability to incur and service debt and fund capital expenditures.

    Adjusted free cash flow from continuing operations is defined as cash from operations less discontinued operations EBITDA and discontinued operations capital expenditures, less capital expenditures net of sales proceeds and cost of equipment sold and including cash distributions to TETRA from CSI Compressco and cash from other investments. Management uses this supplemental financial measure to:

•assess the Company’s ability to retire debt;
•evaluate the capacity of the Company to further invest and grow; and
•to measure the performance of the Company as compared to its peer group.

    Adjusted free cash flow from continuing operations do not necessarily imply residual cash flow available for discretionary expenditures, as they exclude cash requirements for debt service or other non-discretionary expenditures that are not deducted.

Net debt is defined as the sum of the carrying value of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the balance sheet. Management views net debt as a measure of TETRA’s ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities.

Schedule E: Non-GAAP Reconciliation of Adjusted Income (Loss) From Continuing Operations (Unaudited)

	Three Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020
	(In Thousands, Except per Share Amounts)

Income (loss) before taxes and discontinued operations	$(758)	$3,082	$(7,216)
Provision (benefit) for income taxes	(55)	587	(119)
Noncontrolling interest attributed to continuing operations	—	—	15
Income (loss) from continuing operations	(740)	2,495	(7,112)
Adjustment to long-term incentives	495	656	—
Transaction and other expenses	62	1,350	826
Impairments and other charges	132	—	—
Former CEO stock appreciation right expense	107	(466)	—
Restructuring charges	381	295	984
Stock warrant fair value adjustment	(56)	(3,164)	76
Severance expenses	—	—	332
Bad debt	(230)	—	1,223
Adjusted income (loss) from continuing operations	$151	$1,166	$(3,671)

Diluted per share information
Income (loss) from continuing operations	$(0.01)	$0.02	$(0.06)
Adjusted income (loss) from continuing operations	$0.00	$0.01	$(0.03)
Diluted weighted average shares outstanding	126,938	128,694	125,976

Schedule F: Non-GAAP Reconciliation of Adjusted EBITDA (Unaudited)

	Three Months Ended
	December 31, 2021
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(In Thousands, Except Percents)
Revenues	$59,828	$53,320	$—	$—	$113,148
Net income (loss) before taxes and discontinued operations	14,868	1,148	(9,017)	(7,757)	(758)
Adjustment to long-term incentives	—	—	495	—	495
Transaction and other expenses	(39)	39	62	—	62
Former CEO stock appreciation right expense	—	—	107	—	107
Restructuring expenses	324	57	—	—	381
Stock warrant fair value adjustment	—	—	—	(56)	(56)
Impairments and other charges	—	—	—	132	132
Allowance for bad debt	—	(230)	—	—	(230)
Adjusted income (loss) before taxes and discontinued operations	$15,153	$1,014	$(8,353)	$(7,681)	$133

Adjusted interest (income) expense, net	(131)	4	—	4,130	4,003
Adjusted depreciation and amortization	1,767	5,868	—	251	7,886
Equity compensation expense	—	—	1,052	—	1,052
Adjusted EBITDA	$16,789	$6,886	$(7,301)	$(3,300)	$13,074

Adjusted EBITDA as a % of revenue	28.1%	12.9%			11.6%

	Three Months Ended
	September 30, 2021
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(In Thousands, Except Percents)
Revenues	$48,691	$46,783	$—	$—	$95,474
Net income (loss) before taxes and discontinued operations	14,675	(1,807)	(8,408)	(1,378)	3,082
Adjustment to long-term incentives	—	—	656	—	656
Transaction and other expenses	630	693	27	—	1,350
Former CEO stock appreciation right expense	—	—	(466)	—	(466)
Restructuring expenses	254	41	—	—	295
Stock warrant fair value adjustment	—	—	—	(3,164)	(3,164)
Adjusted income (loss) before taxes and discontinued operations	$15,559	$(1,073)	$(8,191)	$(4,542)	$1,753
Adjusted interest (income) expense, net	(165)	2	—	4,246	4,083
Adjusted depreciation and amortization	1,712	6,192	—	225	8,129
Equity compensation expense	—	—	1,057	—	1,057
Adjusted EBITDA	$17,106	$5,121	$(7,134)	$(71)	$15,022

Adjusted EBITDA as a % of revenue	35.1%	10.9%			15.7%

	Three Months Ended
	December 31, 2020
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(In Thousands, Except Percents)
Revenues	$44,128	$31,330	$—	$—	$75,458
Net income (loss) before taxes and discontinued operations	10,979	(3,442)	(7,550)	(7,203)	(7,216)
Severance	143	184	5	—	332
Transaction and other expenses	—	—	826	—	826
Restructuring and severance expenses	397	587	—	—	984
Stock warrant fair value adjustment	—	—	—	76	76
Impairments and other charges	—	—	—		—
Allowance for bad debt	1,119	104	—	—	1,223
Adjusted income (loss) before taxes and discontinued operations	12,638	(2,567)	(6,719)	(7,127)	(3,775)

Adjusted interest (income) expense, net	(265)	(1,506)	—	5,817	4,046
Adjusted depreciation and amortization	1,810	7,757	—	172	9,739
Equity compensation expense	—	—	991	—	991
Adjusted EBITDA	$14,183	$3,684	$(5,728)	$(1,138)	$11,001

Adjusted EBITDA as a % of revenue	32.1%	11.8%			14.6%

	Year Ended
	December 31, 2021
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(In Thousands, Except Percents)
Revenue	$219,648	$168,624	$—	$—	$388,272
Net income (loss) before taxes and discontinued operations	54,981	(11,116)	(39,990)	(18,596)	(14,721)
Adjustment to long-term incentives	—	—	4,675	—	4,675
Transaction and other expenses	322	878	2,419	—	3,619
Restructuring	1,209	840	—	—	2,049
Stock warrant fair value adjustment	—	—	—	(198)	(198)
Former CEO stock appreciation right expense	—	—	865	—	865
Impairments and other charges	—	—	—	132	132
Allowance for bad debt	—	(230)	—	—	(230)
Adjusted income (loss) before taxes and discontinued operations	$56,512	$(9,628)	$(32,031)	$(18,662)	$(3,809)

Adjusted interest expense, net	(595)	(512)	—	17,483	16,376
Adjusted depreciation and amortization	6,885	25,045	—	889	32,819
Equity compensation expense	—	—	4,664	—	4,664
Adjusted EBITDA	$62,802	$14,905	$(27,367)	$(290)	$50,050

Adjusted EBITDA as % of revenue	28.6%	8.8%			12.9%

	Year Ended
	December 31, 2020
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(In Thousands, Except Percents)
Revenue	$242,661	$135,054	$—	$—	$377,715
Net income (loss) before taxes and discontinued operations	55,334	(21,850)	(36,201)	(22,369)	$(25,086)
Severance	1,166	1,853	1,555	—	4,574
Transaction and other expenses	(90)	124	1,009	—	1,043
Restructuring and severance expenses	1,267	861	—	—	2,128
Stock warrant fair value adjustment	—	—	—	(251)	(251)
Impairments and other charges	108	—	—	98	206
Allowance for bad debt	3,919	1,122	—	—	5,041
Adjusted income (loss) before taxes and discontinued operations	$61,704	$(17,890)	$(33,637)	$(22,522)	$(12,345)

Adjusted interest expense, net	(853)	(1,594)	—	20,727	18,280
Adjusted depreciation and amortization	7,389	30,384	—	708	38,481
Equity compensation expense	—	—	4,721	—	4,721
Adjusted EBITDA	$68,240	$10,900	$(28,916)	$(1,087)	$49,137

Adjusted EBITDA as % of revenue	28.1%	8.1%			13.0%

Schedule G: Non-GAAP Reconciliation of Net Debt (Unaudited)

The following reconciliation of net debt is presented as a supplement to financial results prepared in accordance with GAAP.

	December 31, 2021	December 31, 2020
	(In Thousands)
Non-restricted cash	$31,551	$67,252

Asset-Based Credit Agreement	67	—
Term Credit Agreement	151,869	199,894
Net debt	$120,385	$132,642

Schedule H: Non-GAAP Reconciliation to Adjusted Free Cash Flow From Continuing Operations (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021		December 31, 2020
	(In Thousands)
Cash from operating activities	$(5,767)	$2,817	$12,085	$4,657		$76,912
Discontinued operations operating activities (adjusted EBITDA)	—	—	7,033	(416)	0	20,762
Cash from continued operating activities	(5,767)	2,817	5,052	5,073		56,150
Less: Continuing operations capital expenditures, net of proceeds from asset sales	(4,487)	(1,869)	(3,830)	(15,866)		2,116
Less: Investment in CCLP Compressors	—	—	14,195	—		—
Distributions from CSI Compressco LP (1)	52	52	168	156		674
Cash received from sale of investments	17,627	—	—	17,627		—
Cash (distributed to partners) received from other investments	—	—	—	2,354		—
Adjusted Free Cash Flow From Continuing Operations	$7,425	$1,000	$15,585	$9,344		$58,940
(1) Following the GP Sale on January 29, 2021, TETRA retained an interest in CSI Compressco representing approximately 3.8% of the outstanding common units as of December 31, 2021.